Exhibit 10.2

July 12, 2023

VIA E-MAIL

Tammy Furlong

tfurlong@elevationoncology.com

Re: Executive Employment Agreement

Dear Tammy:

On behalf of Elevation Oncology, Inc. (the “Company”), I am delighted to offer you the position of Chief Financial Officer of the Company.  The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company in your new role.

1.You will be employed to serve as the Company’s Chief Financial Officer, effective as of July 12, 2023 (the “Effective Date”).  You will be a full-time employee of the Company, and you will report to the Chief Executive Officer (the “CEO”) and the Company’s Board of Directors (the “Board”) and have such duties and responsibilities as are customary for such position.  You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.  You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.  You will continue to work on a remote basis, provided that should the Company establish a principal place of business operations, you will be expected to spend a meaningful amount of time at such location on terms and conditions as may be agreed between you and the Company.
2.Your base salary will be at the rate of $35,833.33 monthly (equivalent to an annualized base salary of $430,000), subject to tax and other withholdings as required by law, and will be paid on the regularly scheduled payroll dates of the Company.  The Board may elect to increase your base salary periodically based on your performance and/or industry standards for similarly situated executives.
3.Following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 40% of your annualized base salary as determined by the Board (or a committee thereof) in its sole discretion based on your individual performance and the Company’s performance during the applicable fiscal year. If a bonus is awarded, unless otherwise specifically provided by the Board or committee administering such plan, it shall be paid on or before February 28th of the year following the year in which such bonus was earned. You must be an active employee of the Company on the final day on the calendar year to be eligible for and to earn a bonus award.

4.You may continue to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).
5.You are eligible for unlimited Paid Time Off (PTO) to be taken at such times as will not materially interfere with the performance of your duties. PTO does not accrue and there is no accrual and no carry forward.
6.You were previously granted stock options and restricted stock units by the Company (the “Prior Equity Awards”).  The Prior Equity Awards will continue to be subject to the terms and conditions of all written agreements governing the Prior Equity Awards.  In addition, we will recommend to the Board that you be granted an additional option to purchase up to 53,433 shares of common stock of the Company under the Company’s 2021 Equity Incentive Plan at the fair market value of the Company’s common stock, as determined by the Board on the date the Board approves such grant.  The shares subject to the additional stock option will vest at the rate of 25% on the first anniversary of the Effective Date, and an additional 1/48th per month thereafter, for so long as you remain employed by the Company through each vesting date.
7.You will be eligible to receive severance benefits in accordance with the Change in Control and Severance Agreement attached as Exhibit A, which shall supersede and replace in its entirety the Change in Control and Severance Agreement that you entered into with the Company June 24, 2021.
8.You have previously entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company, attached as Exhibit B (“Proprietary Information Agreement”), which shall continue to remain in full force and effect.
9.To the fullest extent permitted by law, you and the Company agree to submit to mandatory binding arbitration, governed by the Federal Arbitration Act (the “FAA”), any and all claims arising out of or related to your employment with the Company and the termination thereof, whether arising prior, on or subsequent to the date of this Amendment, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, discrimination and/or harassment based upon any federal, state or local ordinance, statute, regulation or constitutional provision, including, but not limited to, claims for age, race, sex, national origin, color, and/or disability discrimination, harassment, sexual harassment, and/or any form of retaliation, except that each party may, at its, his or her option, seek injunctive relief in court related to violations of your non-competition and/or non-solicitation obligations in any agreements between you and the Company, if applicable, and/or the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”).  Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise.  All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

Nothing in this Arbitration and Class Action Waiver section, however, restricts (a) your right under the FAA to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class action, or collective action basis, or (b) your right, if any, to file in court a representative action under applicable law.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, WHICH INCLUDE ANY CLAIMS ARISING PRIOR TO, ON, OR SUBSEQUENT TO THE DATE HEREOF. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted in the location where you are providing services to the Company through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration agreement.  The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration.  If you are unable to access these rules, please let me know and I will provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  If, for any reason, any term of this Arbitration and Class Action Waiver provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.

10.This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the CEO, which expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter other than Paragraph 7 shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.
11.The Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email, whether on Company premises or remote) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

12.This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company, including any prior offer letter that you entered into with the Company in connection with your previous role with the Company.

* * *

If you agree with the provisions of this letter, please sign in the space provided below and return it to me.  We look forward to continuing to work together.

Very Truly Yours,

By: /s/ Joseph Ferra

Name: Joseph Ferra

Title: Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by Elevation Oncology, Inc.  I am not relying on any representations pertaining to my employment other than those set forth above. I have read, understand, and agree to all of the above and hereby accept the Company’s offer of continued employment on the above terms and conditions.  I understand that my continued employment with the Company is considered “at will” meaning that either the Company or I may terminate this employment relationship at any time for any reason without cause or notice.

/s/ Tammy Furlong     Date:  7/12/2023

Name: Tammy Furlong